Exhibit 99.1

BTU International Reports Second Quarter 2010 Results

Electronics strong with solar momentum building

NORTH BILLERICA, Mass.--(BUSINESS WIRE)--August 3, 2010--BTU International, Inc. (Nasdaq: BTUI), a leading supplier of advanced thermal processing equipment to the alternative energy and electronics manufacturing markets, today announced its financial results for the second quarter ended on July 4, 2010.

Second quarter net sales were $18.0 million, up 4.9 percent compared to $17.2 million in the preceding quarter, and up 66.8 percent compared to $10.8 million for the same quarter a year ago. Net income for the second quarter of 2010 was $0.3 million, or a net income of $0.03 per diluted share, compared to a net loss of $0.3 million, or a net loss of $0.03 per diluted share, in the preceding quarter, and compared to a net loss of $3.5 million, or a net loss of $0.38 per diluted share, in the second quarter of 2009.

Net sales for the first six months of 2010 were $35.2 million compared to $20.6 million for the first six months of 2009. Net result for the six months ended July 4, 2010, was basically at breakeven with a net loss of $0.04 million, or zero cents per diluted share, compared to a net loss of $8.0 million, or a net loss of $0.87 per diluted share, for the first six months of 2009.

Comments

Commenting on the company’s performance, Paul J. van der Wansem, BTU chairman and CEO, said, “Net sales growth of $0.8 million in the second quarter reflected the on-going strength of our electronics business. Our operating profit of $0.9 million in the second quarter was driven by quarter to quarter improvements in our product mix, strong factory utilization and cost performance in China and greater than anticipated reductions of non-strategic operating expenses.

“On June 30th, we were pleased to announce the receipt of a breakthrough $16 million dollar order for next generation in-line diffusion equipment. Our silicon solar products for metallization and in-line diffusion are clearly being validated by industry leaders. In addition, we continue to have in-depth discussions with several thin film customers who are considering follow-on orders based on our established technology.

Outlook

“We expect our third quarter revenues to be essentially flat compared to the second quarter with continued strength in our electronics business. We expect that our recently announced in-line diffusion equipment order will add approximately $4-6 million of revenue to our current run-rate in the fourth quarter. Based on additional expenditures required to increase production in our two manufacturing facilities, we expect that our operating results will show a modest loss in the third quarter with solid operating profitability in the fourth quarter," concluded van der Wansem.

Teleconference and Simultaneous Webcast

BTU will be discussing its financial results, along with its outlook for the third quarter of 2010, in a conference call to be held today, August 3, at 5:00 p.m. Eastern Daylight Savings Time. The dial-in number to participate in the conference call is (877) 303-9139. A webcast of the conference call will be available on BTU’s website at www.btu.com. Replays of the call will be available through August 20, 2010, and can be accessed at this website or by phone at (800) 642-1687, pass code 77115590.

About BTU International

BTU International is a market-leading, global supplier of advanced thermal processing equipment to the alternative energy and electronics assembly markets. BTU’s equipment and expertise are used in the manufacturing of solar cells and nuclear fuel as well as the production of printed circuit board assemblies and semiconductor packaging. BTU has design and manufacturing operations in North Billerica, Massachusetts and Shanghai, China with direct sales and service worldwide. Information about BTU International is available at www.btu.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains expressed or implied forward-looking statements regarding, among other things, the company's future revenue and results in the third and fourth quarters. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the “safe harbor” provisions established by the federal securities laws, and are based on the assumptions and expectations of the company’s management at the time such statements are made. Important factors that could cause actual results to differ include the acceptance of new products, particularly in the alternative energy market, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company’s filings with the Securities and Exchange Commission, including but not limited to the company’s Quarter Report on Form 10-Q for the quarter ended April 4, 2010. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of August 3, 2010, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.

BTU INTERNATIONAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	July 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009

Net sales	$18,031	$10,808	$35,223	$20,614
Costs of goods sold	10,339	7,179	20,435	15,546

Gross profit	7,692	3,629	14,788	5,068

Operating expenses:

Selling, general and administrative	5,237	4,770	10,776	8,700
Research, development and engineering	1,557	1,897	3,195	3,875

Operating income (loss)	898	(3,038)	817	(7,507)

Interest income	40	64	41	146
Interest expense	(152)	(143)	(311)	(298)
Other income (expense), net	33	(171)	116	(200)

Income (loss) before provision for income taxes	819	(3,288)	663	(7,859)

Provision for income taxes	564	198	701	181

Net income (loss)	$255	$(3,486)	$(38)	$(8,040)

Net income (loss) per share:
Basic	$0.03	$(0.38)	$(0.00)	$(0.87)
Diluted	$0.03	$(0.38)	$(0.00)	$(0.87)

Weighted average number of shares outstanding:
Basic shares	9,269,675	9,191,334	9,261,211	9,237,090
Effect of dilutive options	132,139	-	-	-

Diluted shares	9,401,814	9,191,334	9,261,211	9,237,090

Note - The above expenses include in 000's:

Stock-based compensation expense	$315	$310	$632	$609

BTU INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	July 4,	December 31,
Assets	2010	2009

Current assets
Cash and cash equivalents	$19,197	$25,397
Accounts receivable	16,583	10,333
Inventories	13,534	14,533
Other current assets	1,080	1,283

Total current assets	50,394	51,546

Property, plant and equipment, net	5,925	6,332

Other assets, net	752	916

Total assets	$57,071	$58,794

Liabilities and stockholders' equity

Current liabilities
Current portion of long-term debt	$320	$310
Other income (expense), netTrade accounts payable	6,631	5,527
Other current liabilities	5,211	8,577

Total current liabilities	12,162	14,414

Long-term debt, less current portion	8,526	8,687

Total liabilities	20,688	23,101

Total stockholders' equity	36,383	35,693

Total liabilities and stockholders' equity	$57,071	$58,794

CONTACT:
Company Contact:
BTU International, Inc.
Peter Tallian, 978-667-4111
Chief Financial Officer
or
Agency Contact:
For BTU International, Inc.
Bill Monigle, 941-497-1622
IR Counsel